Exhibit 99

FOR IMMEDIATE RELEASE

June 26, 2024

General Mills Reports Fiscal 2024 Fourth-quarter and Full-year Results and Provides Fiscal 2025 Outlook

General Mills Board of Directors Declares Dividend Increase

Full Year Highlights

•	Net sales of $19.9 billion decreased 1 percent from the prior year; organic net sales[1] were 1 percent below year-ago results that grew double digits

•	Operating profit of $3.4 billion essentially matched year-ago results; adjusted operating profit of $3.6 billion was up 4 percent in constant currency

•	Diluted earnings per share (EPS) of $4.31 essentially matched year-ago results; adjusted diluted EPS of $4.52 was up 6 percent in constant currency

Fourth Quarter Highlights

•	Net sales of $4.7 billion decreased 6 percent; organic net sales were also down 6 percent

•	Operating profit of $779 million was down 5 percent; adjusted operating profit of $800 million was down 10 percent in constant currency

•	Diluted EPS of $0.98 was down 5 percent; adjusted diluted EPS of $1.01 was down 10 percent in constant currency

1 Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS (June 26, 2024) – General Mills, Inc. (NYSE: GIS) today reported results for the fourth quarter and fiscal year ended May 26, 2024.

“We delivered on our updated guidance in fiscal 2024 by pivoting our plans and enhancing our efficiency in response to a more challenging operating environment,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “We drove improved volume performance in the second half of the year and generated industry-leading levels of Holistic Margin Management cost savings, allowing us to protect our brand investment while still delivering on our profit and cash commitments.

“As we move into fiscal 2025, our top priority is to accelerate our organic net sales growth, and specifically our volume growth, by delivering remarkable experiences across our portfolio of leading brands,” Harmening continued. “We plan to drive another year of strong HMM cost savings, allowing us to reinvest in exciting growth ideas that meet evolving consumer needs. I want to thank our entire General Mills team for their resilience and engagement in fiscal 2024, and I’m confident we’re ready to capitalize on new opportunities, advance our Accelerate strategy, and deliver for our consumers and our shareholders in the year ahead.”

Guided by its purpose to make food the world loves, General Mills is executing its Accelerate strategy to drive sustainable, profitable growth and top-tier shareholder returns over the long term. The strategy focuses on four pillars to create competitive advantages and win: boldly building brands, relentlessly innovating, unleashing scale, and standing for good. The company is prioritizing its core markets, global platforms, and local gem brands that have the best prospects for profitable growth and is committed to reshaping its portfolio with strategic acquisitions and divestitures to further enhance its growth profile.

Fourth Quarter Results Summary

•

Net sales were down 6 percent to $4.7 billion, reflecting unfavorable net price realization and mix and lower pound volume. Results included a 3-point headwind from a comparison against favorable trade expense timing in the prior year, which impacted net price realization and mix. Organic net sales were down 6 percent and slowed from the third-quarter trend, driven by the trade expense timing comparison, a reduction in retailer inventory, and a headwind in International segment results. Aggregate in-market retail sales trends were more consistent between the third and fourth quarters.

•

Gross margin increased 140 basis points to 35.8 percent of net sales, driven by Holistic Margin Management (HMM) cost savings, favorable mark-to-market effects, and lower other supply chain costs, partially offset by input cost inflation, unfavorable net price realization and mix, and supply chain deleverage. Adjusted gross margin was down 10 basis points to 34.9 percent of net sales.

•

Operating profit of $779 million was down 5 percent, driven primarily by intangible asset impairments and lower gross profit dollars, partially offset by lower selling, general, and administrative (SG&A) expenses and lower restructuring charges. Operating profit margin of 16.5 percent was up 20 basis points. Adjusted operating profit of $800 million was down 10 percent in constant currency, driven primarily by lower adjusted gross profit dollars, partially offset by lower SG&A expenses. Adjusted operating profit margin was down 70 basis points to 17.0 percent.

•

Net earnings attributable to General Mills of $558 million were down 9 percent. Diluted EPS was down 5 percent to $0.98, driven primarily by lower operating profit, higher net interest expense, and a higher effective tax rate, partially offset by lower net shares outstanding. Adjusted diluted EPS of $1.01 was down 10 percent in constant currency, driven primarily by lower adjusted operating profit, higher net interest expense, and a higher adjusted effective tax rate, partially offset by lower net shares outstanding.

Full Year Results Summary

•

Net sales were down 1 percent to $19.9 billion, with lower pound volume partially offset by favorable net price realization and mix. Organic net sales were 1 percent below year-ago results that grew double digits; organic net sales were up 4 percent on a 2-year compound growth basis.

•

Gross margin was up 230 basis points to 34.9 percent of net sales, driven by HMM cost savings, favorable mark-to-market effects, and favorable net price realization and mix, partially offset by input cost inflation, higher other supply chain costs, and supply chain deleverage. Adjusted gross margin was up 60 basis points to 34.8 percent of net sales, driven by HMM cost savings and favorable net price realization and mix, partially offset by input cost inflation, higher other supply chain costs, and supply chain deleverage.

•

Operating profit of $3.4 billion essentially matched year-ago results, with net gains on divestitures in the prior year and intangible asset impairment charges offset by higher gross profit dollars and lower compensation and benefits expenses. Operating profit margin of 17.3 percent was up 20 basis points. Adjusted operating profit of $3.6 billion increased 4 percent in constant currency, driven by lower compensation and benefits expenses and higher adjusted gross profit dollars, partially offset by higher media expenses. Adjusted operating profit margin was up 90 basis points to 18.1 percent.

•

Net earnings attributable to General Mills were down 4 percent to $2.5 billion. Diluted EPS of $4.31 essentially matched year-ago results, with lower net shares outstanding offset by higher net interest expense and lower benefit plan non-service income. Adjusted diluted EPS of $4.52 was up 6 percent in constant currency, driven primarily by higher adjusted operating profit and lower net shares outstanding, partially offset by higher net interest expense and lower benefit plan non-service income.

Operating Segment Results

Note: Tables may not foot due to rounding.

Components of Fiscal 2024 Reported Net Sales Growth
Fourth Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	(6) pts	(1) pt	—	(7)%
Pet	(7) pts	(1) pt	—	(8)%
North America Foodservice	3 pts	1 pt	—	4%
International	1 pt	(10) pts	(1) pt	(10)%

Total	(2) pts	(4) pts	—	(6)%

Full Year
North America Retail	(5) pts	3 pts	—	(1)%
Pet	(7) pts	3 pts	—	(4)%
North America Foodservice	2 pts	1 pt	—	3%
International	(3) pts	1 pt	1 pt	(1)%

Total	(3) pts	2 pts	—	(1)%

Components of Fiscal 2024 Organic Net Sales Growth
Fourth Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
North America Retail	(6) pts	(1) pt	(7)%	—	—	(7)%
Pet	(7) pts	(1) pt	(8)%	—	—	(8)%
North America Foodservice	3 pts	1 pt	4%	—	—	4%
International	1 pt	(10) pts	(10)%	(1) pt	—	(10)%

Total	(2) pts	(4) pts	(6)%	—	—	(6)%
Full Year
North America Retail	(4) pts	3 pts	(1)%	—	—	(1)%
Pet	(7) pts	3 pts	(4)%	—	—	(4)%
North America Foodservice	2 pts	1 pt	2%	—	1 pt	3%
International	(3) pts	1 pt	(2)%	1 pt	—	(1)%

Total	(3) pts	2 pts	(1)%	—	—	(1)%

Fiscal 2024 Segment Operating Profit Growth
Fourth Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	(14)%	(14)%
Pet	8%	8%
North America Foodservice	9%	9%
International	(66)%	(68)%

Total	(13)%	(13)%

Full Year
North America Retail	(3)%	(3)%
Pet	9%	9%
North America Foodservice	9%	9%
International	(23)%	(20)%

Total	(2)%	(2)%

Notes on Comparability

The following transactions impacted the comparability of full-year operating segment results between fiscal 2023 and fiscal 2024: the acquisition of the TNT Crust foodservice business in the first quarter of fiscal 2023 and the divestiture of the Helper main meals and Suddenly Salad side dishes business in the first quarter of fiscal 2023. In addition, results in fiscal 2023 included the impact of a voluntary recall on certain international Häagen-Dazs ice cream products, which was a headwind to net sales and operating profit results in the International segment.

North America Retail Segment

Fourth-quarter net sales for General Mills’ North America Retail segment were down 7 percent to $2.85 billion, driven by lower pound volume and unfavorable net price realization and mix. Organic net sales were also down 7 percent. Net sales results in the quarter lagged comparable Nielsen-measured retail sales by approximately 4 points, reflecting the headwind from the comparison against favorable trade expense timing in the prior year. Segment operating profit of $670 million was down 14 percent as reported and in constant currency, driven primarily by lower volume and unfavorable net price realization and mix.

For the full year, North America Retail segment net sales were down 1 percent to $12.5 billion. Organic net sales were 1 percent below year-ago results that grew double digits; organic net sales were up 5 percent on a 2-year compound growth basis. Net sales were down low-single digits for the U.S. Meals & Baking Solutions, U.S. Snacks, and U.S. Morning Foods operating units, and were up mid-single digits for Canada. Segment operating profit of $3.1 billion was down 3 percent as reported and in constant currency, driven primarily by higher input costs, lower volume, and higher SG&A expenses, partially offset by favorable net price realization and mix.

Pet Segment

Fourth-quarter net sales for the Pet segment were down 8 percent to $602 million, driven by lower pound volume and unfavorable net price realization and mix. Organic net sales were also down 8 percent. Net sales results in the quarter lagged all-channel retail sales by approximately 4 points, reflecting the headwind from the comparison against favorable trade expense timing in the prior year as well as a decline in retailer inventory. Segment operating profit was up 8 percent to $144 million, driven primarily by HMM cost savings, partially offset by higher other supply chain costs.

For the full year, Pet segment net sales were down 4 percent to $2.4 billion. Organic net sales were 4 percent below year-ago results that grew high-single digits; organic net sales were up 2 percent on a 2-year compound growth basis. Full-year net sales results included a low-single digit decline on dry pet food, a high-single digit decline on wet pet food, and a mid-single digit decline on treats. Segment operating profit increased 9 percent to $486 million, driven primarily by HMM cost savings and favorable net price realization and mix, partially offset by lower volume, higher other supply chain costs, and higher SG&A expenses.

North America Foodservice Segment

Fourth-quarter net sales for the North America Foodservice segment increased 4 percent to $589 million. Organic net sales were also up 4 percent despite a 3-point headwind from market index pricing on bakery flour. Net sales performance was led by strong growth on breads, cereal, and frozen biscuits, partially offset by a decline on bakery flour. Segment operating profit was up 9 percent to $79 million, driven primarily by favorable net price realization and mix and higher volume, partially offset by higher input costs.

For the full year, North America Foodservice net sales increased 3 percent to $2.26 billion, including a 1-point benefit from the TNT Crust acquisition. Organic net sales were up 2 percent. Segment operating profit was up 9 percent to $316 million, driven primarily by favorable net price realization and mix, partially offset by higher input costs.

International Segment

Fourth-quarter net sales for the International segment were down 10 percent to $668 million, driven by unfavorable net price realization and mix and a 1-point headwind from foreign currency exchange, partially offset by higher pound volume. Organic net sales were also down 10 percent, with double-digit declines in Brazil and China partially offset by growth in Distributor markets and Europe & Australia. Segment operating profit totaled $22 million compared to $67 million a year ago, driven primarily by unfavorable net price realization and mix and input cost inflation, partially offset by HMM cost savings and lower other supply chain costs.

For the full year, International net sales were down 1 percent to $2.7 billion, including a 1-point benefit from foreign currency exchange. Organic net sales were down 2 percent. Segment operating profit of $125 million was down 23 percent as reported and down 20 percent in constant currency from year-ago results that included the impact of the ice cream recall, driven primarily by higher input costs and lower volume, partially offset by favorable net price realization and mix.

Joint Venture Summary

Fourth-quarter constant-currency net sales increased 2 percent for Cereal Partners Worldwide (CPW) and were down 3 percent for Häagen-Dazs Japan (HDJ). For the full year, constant-currency net sales increased 8 percent for CPW and were up 1 percent for HDJ. Combined after-tax earnings from joint ventures were down 18 percent to $19 million in the fourth quarter. For the full year, after-tax earnings from joint ventures increased 4 percent to $85 million.

Other Income Statement Items

Full-year unallocated corporate items totaled $334 million net expense in fiscal 2024 compared to $1,033 million net expense a year ago. Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $404 million net expense this year compared to $621 million net expense last year, driven primarily by lower compensation and benefits expenses and lower corporate charitable contributions.

The company did not undertake any divestitures in fiscal 2024 compared to a net $445 million gain on divestitures a year ago (please see Note 2 below for more information on these items). Restructuring, impairment, and other exit costs totaled $241 million in fiscal 2024 compared to $56 million a year ago (please see Note 3 below for more information on these charges). Benefit plan non-service income totaled $76 million in fiscal 2024 compared to $89 million a year ago, driven by an increase in interest costs, partially offset by lower amortization of losses.

Net interest expense in fiscal 2024 totaled $479 million compared to $382 million a year ago, driven primarily by higher interest rates and higher average long-term debt balances. The effective tax rate for fiscal 2024 was 19.6 percent compared to 19.5 percent last year (please see Note 6 below for more information on our effective tax rate). The adjusted effective tax rate was 20.1 percent compared to 20.4 percent a year ago.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $3.3 billion in fiscal 2024 compared to $2.8 billion a year ago, driven primarily by higher net earnings excluding the net divestitures gain in fiscal 2023 and the change in restructuring, impairment, and other exit costs. Capital investments totaled $774 million compared to $690 million a year ago. Full-year operating cash flow conversion was 131 percent of after-tax earnings and free cash flow conversion was 96 percent of adjusted after-tax earnings. Dividends paid increased 6 percent to $1.4 billion. General Mills repurchased approximately 29 million shares of common stock in fiscal 2024 for a total of $2.0 billion compared to $1.4 billion in share repurchases a year ago. Average diluted shares outstanding decreased 4 percent to 580 million.

Dividend Increase

The General Mills board of directors declared a quarterly dividend of $0.60 per share, payable August 1, 2024, to shareholders of record July 10, 2024. This represents a 2 percent increase from the previous quarterly rate of $0.59 per share. General Mills and its predecessor company have paid dividends without interruption for 125 years.

Fiscal 2025 Outlook

Amid a continued uncertain macroeconomic backdrop for consumers across its core markets, General Mills expects volume trends in its categories will gradually improve in fiscal 2025, though full-year category dollar growth is expected to be below the company’s long-term growth projections. The company expects to accelerate its organic net sales growth by delivering remarkable experiences across its leading food brands, resulting in improved household penetration and stronger market share trends versus the prior year. Its fiscal 2025 plans call for product news and innovation focused on taste, health, convenience, and value, supported with strong brand campaigns and omnichannel visibility. The company expects to generate HMM cost savings of roughly 4 to 5 percent of cost of goods sold, which is expected to exceed its anticipated input cost inflation of 3 to 4 percent of cost of goods sold. Additionally, it expects to reinvest potential margin flexibility back into the business, including plans for a significant increase in brand-building investment in fiscal 2025 to drive improved volume performance.

With these assumptions in mind, General Mills outlined its full-year financial targets for fiscal 20252:

•	Organic net sales are expected to range between flat and up 1 percent.

•

Adjusted operating profit is expected to range between down 2 percent and flat in constant currency from the base of $3.6 billion reported in fiscal 2024, including a 2-point headwind from resetting incentive compensation after a below-average payout in the prior year.

•	Adjusted diluted EPS is expected to range between down 1 percent and up 1 percent in constant currency from the base of $4.52 earned in fiscal 2024.

•	Free cash flow conversion is expected to be at least 95 percent of adjusted after-tax earnings.

2 Financial targets are provided on a non-GAAP basis because certain information necessary to calculate comparable GAAP measures is not available. Please see Note 7 to the Consolidated Financial Statements below for discussion of the unavailable information.

General Mills will issue pre-recorded management remarks today, June 26, 2024, at approximately 6:30 a.m. Central time (7:30 a.m. Eastern time) and will hold a live, webcasted question and answer session beginning at 8:00 a.m. Central time (9:00 a.m. Eastern time). The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2025 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: disruptions or inefficiencies in the supply chain; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of critical accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy, and transportation; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

# # #

Contacts

(Investors) Jeff Siemon: +1-763-764-2301

(Media) Chelcy Walker: +1-763-764-6364

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except per Share Data)

	Fiscal Year
	2024	% Change	2023	% Change	2022
	(Unaudited)
Net sales	$19,857.2	(1%)	$20,094.2	6%	$18,992.8
Cost of sales	12,925.1	(5%)	13,548.4	8%	12,590.6
Selling, general, and administrative expenses	3,259.0	(7%)	3,500.4	11%	3,147.0
Divestitures gain, net	—	NM	(444.6)	129%	(194.1)
Restructuring, impairment, and other exit costs (recoveries)	241.4	NM	56.2	NM	(26.5)

Operating profit	3,431.7	Flat	3,433.8	(1%)	3,475.8
Benefit plan non-service income	(75.8)	(15%)	(88.8)	(22%)	(113.4)
Interest, net	479.2	25%	382.1	1%	379.6

Earnings before income taxes and after-tax earnings from joint ventures	3,028.3	(4%)	3,140.5	(2%)	3,209.6
Income taxes	594.5	(3%)	612.2	4%	586.3
After-tax earnings from joint ventures	84.8	4%	81.3	(27%)	111.7

Net earnings, including earnings attributable to redeemable and noncontrolling interests	2,518.6	(3%)	2,609.6	(5%)	2,735.0
Net earnings attributable to redeemable and noncontrolling interests	22.0	40%	15.7	(43%)	27.7

Net earnings attributable to General Mills	$2,496.6	(4%)	$2,593.9	(4%)	$2,707.3

Earnings per share — basic	$4.34	Flat	$4.36	(2%)	$4.46

Earnings per share — diluted	$4.31	Flat	$4.31	(2%)	$4.42

Dividends per share	$2.36	9%	$2.16	6%	$2.04

	Fiscal Year
	2024	Basis Pt Change	2023	Basis Pt Change	2022
Comparisons as a % of net sales:
Gross margin	34.9%	230	32.6%	(110)	33.7%
Selling, general, and administrative expenses	16.4%	(100)	17.4%	80	16.6%
Operating profit	17.3%	20	17.1%	(120)	18.3%
Net earnings attributable to General Mills	12.6%	(30)	12.9%	(140)	14.3%

	Fiscal Year
	2024	Basis Pt Change	2023	Basis Pt Change	2022
Adjusted comparisons as a % of net sales (a):
Adjusted gross margin	34.8%	60	34.2%	120	33.0%
Adjusted operating profit	18.1%	90	17.2%	30	16.9%
Adjusted net earnings attributable to General Mills	13.2%	30	12.9%	20	12.7%

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	May 26, 2024	May 28, 2023	% Change
Net sales	$4,713.9	$5,030.0	(6%)
Cost of sales	3,025.6	3,301.8	(8%)
Selling, general, and administrative expenses	798.3	867.9	(8%)
Restructuring, impairment, and other exit costs	110.8	42.1	NM

Operating profit	779.2	818.2	(5%)
Benefit plan non-service income	(20.1)	(23.8)	(16%)
Interest, net	122.7	104.6	17%

Earnings before income taxes and after-tax earnings from joint ventures	676.6	737.4	(8%)
Income taxes	136.0	140.7	(3%)
After-tax earnings from joint ventures	19.1	23.4	(18%)

Net earnings, including earnings attributable to noncontrolling interests	559.7	620.1	(10%)
Net earnings attributable to noncontrolling interests	2.2	5.2	(58%)

Net earnings attributable to General Mills	$557.5	$614.9	(9%)

Earnings per share — basic	$0.98	$1.04	(6%)

Earnings per share — diluted	$0.98	$1.03	(5%)

	Quarter Ended
	May 26, 2024	May 28, 2023	Basis Pt Change
Comparisons as a % of net sales:
Gross margin	35.8%	34.4%	140
Selling, general, and administrative expenses	16.9%	17.3%	(40)
Operating profit	16.5%	16.3%	20
Net earnings attributable to General Mills	11.8%	12.2%	(40)

	Quarter Ended
	May 26, 2024	May 28, 2023	Basis Pt Change
Adjusted comparisons as a % of net sales (a):
Adjusted gross margin	34.9%	35.0%	(10)
Adjusted operating profit	17.0%	17.7%	(70)
Adjusted net earnings attributable to General Mills	12.2%	13.4%	(120)

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP)

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions)

	Fiscal Year
	2024	% Change	2023	% Change	2022
	(Unaudited)
Net sales:
North America Retail	$12,473.4	(1%)	$12,659.9	9%	$11,572.0
International	2,746.5	(1%)	2,769.5	(16%)	3,315.7
Pet	2,375.8	(4%)	2,473.3	9%	2,259.4
North America Foodservice	2,258.7	3%	2,191.5	19%	1,845.7

Total segment sales	19,854.4	(1%)	20,094.2	6%	18,992.8
Corporate and other	2.8	NM	—	NM	—

Total net sales	$19,857.2	(1%)	$20,094.2	6%	$18,992.8

Operating profit:
North America Retail	$3,080.4	(3%)	$3,181.3	18%	$2,699.7
International	125.2	(23%)	161.8	(30%)	232.0
Pet	485.9	9%	445.5	(5%)	470.6
North America Foodservice	315.5	9%	290.0	14%	255.5

Total segment operating profit	$4,007.0	(2%)	$4,078.6	12%	$3,657.8

Unallocated corporate items	333.9	(68%)	1,033.2	157%	402.6
Divestitures gain, net	—	NM	(444.6)	129%	(194.1)
Restructuring, impairment, and other exit costs (recoveries)	241.4	NM	56.2	NM	(26.5)

Operating profit	$3,431.7	Flat	$3,433.8	(1%)	$3,475.8

See accompanying notes to the consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	May 26, 2024	May 28, 2023	% Change
Net sales:
North America Retail	$2,853.3	$3,066.0	(7%)
International	667.5	744.7	(10%)
Pet	602.1	655.0	(8%)
North America Foodservice	589.0	564.3	4%

Total segment net sales	$4,711.9	$5,030.0	(6%)

Corporate and other	2.0	—	NM

Total net sales	$4,713.9	$5,030.0	(6%)

Operating profit:
North America Retail	$670.1	$779.5	(14%)
International	22.4	66.8	(66%)
Pet	143.9	133.2	8%
North America Foodservice	79.2	72.5	9%

Total segment operating profit	$915.6	1,052.0	(13%)

Unallocated corporate items	25.6	191.7	(87%)
Restructuring, impairment, and other exit costs	110.8	42.1	NM

Operating profit	$779.2	$818.2	(5%)

See accompanying notes to the consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	May 26, 2024	May 28, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$418.0	$585.5
Receivables	1,696.2	1,683.2
Inventories	1,898.2	2,172.0
Prepaid expenses and other current assets	568.5	735.7

Total current assets	4,580.9	5,176.4
Land, buildings, and equipment	3,863.9	3,636.2
Goodwill	14,750.7	14,511.2
Other intangible assets	6,979.9	6,967.6
Other assets	1,294.5	1,160.3

Total assets	$31,469.9	$31,451.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,987.8	$4,194.2
Current portion of long-term debt	1,614.1	1,709.1
Notes payable	11.8	31.7
Other current liabilities	1,419.4	1,600.7

Total current liabilities	7,033.1	7,535.7
Long-term debt	11,304.2	9,965.1
Deferred income taxes	2,200.6	2,110.9
Other liabilities	1,283.5	1,140.0

Total liabilities	21,821.4	20,751.7

Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5
Additional paid-in capital	1,227.0	1,222.4
Retained earnings	20,971.8	19,838.6
Common stock in treasury, at cost, shares of 195.5 and 168.0	(10,357.9)	(8,410.0)
Accumulated other comprehensive loss	(2,519.7)	(2,276.9)

Total stockholders’ equity	9,396.7	10,449.6
Noncontrolling interests	251.8	250.4

Total equity	9,648.5	10,700.0

Total liabilities and equity	$31,469.9	$31,451.7

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions)

	Fiscal Year
	2024	2023
	(Unaudited)
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$2,518.6	$2,609.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	552.7	546.6
After-tax earnings from joint ventures	(84.8)	(81.3)
Distributions of earnings from joint ventures	50.4	69.9
Stock-based compensation	95.3	111.7
Deferred income taxes	(48.5)	(22.2)
Pension and other postretirement benefit plan contributions	(30.1)	(30.1)
Pension and other postretirement benefit plan costs	(27.0)	(27.6)
Divestitures gain, net	—	(444.6)
Restructuring, impairment, and other exit costs (recoveries)	223.5	24.4
Changes in current assets and liabilities, excluding the effects of acquisitions and divestitures	10.6	(48.9)
Other, net	41.9	71.1

Net cash provided by operating activities	3,302.6	2,778.6

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(774.1)	(689.5)
Acquisitions, net of cash acquired	(451.9)	(251.5)
Investments in affiliates, net	(2.7)	(32.2)
Proceeds from disposal of land, buildings, and equipment	0.8	1.3
Proceeds from divestitures, net of cash divested	—	633.1
Other, net	30.5	(7.6)

Net cash used by investing activities	(1,197.4)	(346.4)

Cash Flows - Financing Activities
Change in notes payable	(20.5)	(769.3)
Issuance of long-term debt	2,065.2	2,324.4
Payment of long-term debt	(901.5)	(1,421.7)
Proceeds from common stock issued on exercised options	25.5	232.3
Purchases of common stock for treasury	(2,002.4)	(1,403.6)
Dividends paid	(1,363.4)	(1,287.9)
Distributions to redeemable and noncontrolling interest holders	(21.3)	(15.7)
Other, net	(53.9)	(62.6)

Net cash used by financing activities	(2,272.3)	(2,404.1)

Effect of exchange rate changes on cash and cash equivalents	(0.4)	(12.0)

(Decrease) increase in cash and cash equivalents	(167.5)	16.1
Cash and cash equivalents - beginning of year	585.5	569.4

Cash and cash equivalents - end of year	$418.0	$585.5

Cash flow from changes in current assets and liabilities, excluding the effects of acquisitions and divestitures:
Receivables	$(1.8)	$(41.2)
Inventories	287.6	(319.0)
Prepaid expenses and other current assets	167.0	61.6
Accounts payable	(251.2)	199.8
Other current liabilities	(191.0)	49.9

Changes in current assets and liabilities	$10.6	$(48.9)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

Our fiscal year ends on the last Sunday in May. Our India business is on an April fiscal year end.

(2)

During the fourth quarter of fiscal 2024, we acquired a pet food business in Europe for a purchase price of $434 million, net of cash acquired. The purchase price includes approximately $8 million related to a holdback which we expect to pay in the first quarter of fiscal 2025, contingent upon certain closing requirements. We financed the transaction with cash on hand. We consolidated the business into our Consolidated Balance Sheets and recorded goodwill of $318 million, an indefinite-lived brand intangible asset of $118 million, and a finite-lived customer relationship asset of $14 million. The goodwill is included in the International segment and is not deductible for tax purposes. The pro forma effects of this acquisition were not material. We have conducted a preliminary assessment of the fair value of the acquired assets and liabilities of the business and will continue to review these items during the measurement period. The consolidated results of the business will be reported as part of our International operating segment in future periods on a one-month lag. Accordingly, in fiscal 2024, our Consolidated Statements of Earnings do not include results of this business.

During the first quarter of fiscal 2023, we acquired TNT Crust, a manufacturer of high-quality frozen pizza crusts for regional and national pizza chains, foodservice distributors, and retail outlets, for a purchase price of $253 million. We financed the transaction with U.S. commercial paper. We consolidated the TNT Crust business into our Consolidated Balance Sheets and recorded goodwill of $157 million. The goodwill is included in the North America Foodservice segment and is not deductible for tax purposes. The pro forma effects of this acquisition were not material.

During the first quarter of fiscal 2023, we completed the asset sale of our Helper main meals and Suddenly Salad side dishes business to Eagle Family Foods Group for $607 million and recorded a pre-tax gain of $442 million.

In fiscal 2022, we sold our European dough businesses and recorded a net pre-tax gain on sale of $30 million.

During the third quarter of fiscal 2022, we sold our interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl to Sodiaal International (Sodiaal) in exchange for Sodiaal’s interest in our Canadian yogurt business, a modified agreement for the use of Yoplait and Liberté brands in the United States and Canada, and cash. We recorded a net pre-tax gain of $164 million on the sale of these businesses.

During the first quarter of fiscal 2022, we acquired Tyson Foods’ pet treats business for $1.2 billion in cash. We financed the transaction with a combination of cash on hand and short-term debt. We consolidated Tyson Foods’ pet treats business into our Consolidated Balance Sheets and recorded goodwill of $762 million, indefinite-lived intangible assets for the Nudges, Top Chews, and True Chews brands totaling $330 million in aggregate, and a finite-lived customer relationship asset of $40 million. The goodwill is included in the Pet reporting unit and is deductible for tax purposes. The pro forma effects of this acquisition were not material.

(3)	Restructuring and impairment charges and project-related costs are recorded in our Consolidated Statements of Earnings as follows:

	Quarter Ended		Fiscal Year
In Millions	May 26, 2024	May 28, 2023	2024	2023	2022
Restructuring, impairment, and other exit costs (recoveries)	$110.8	$42.1	$241.4	$56.2	$(26.5)
Cost of sales	0.6	2.9	17.6	4.8	3.3

Total restructuring and impairment charges (recoveries)	111.4	45.0	259.0	61.0	(23.2)

Project-related costs classified in cost of sales	$0.4	$2.4	$2.0	$2.4	$—

In fiscal 2024, we recorded a $117 million non-cash goodwill impairment charge related to our Latin America reporting unit.

In fiscal 2024, we recorded $103 million of non-cash impairment charges related to our Top Chews, True Chews, and EPIC brand intangible assets.

In fiscal 2024, we approved restructuring actions to enhance the go-to-market commercial strategy and related organizational structure of our Pet segment. We expect to incur approximately $24 million of restructuring charges and project-related costs related to these actions, of which approximately $2 million will be cash. These charges are expected to consist of approximately $15 million of accelerated depreciation and $9 million of other costs, including severance. We recognized $14 million of accelerated depreciation and $5 million of other costs in fiscal 2024. We expect these actions to be completed by the end of fiscal 2026.

(4)

Unallocated corporate expense totaled $26 million in the fourth quarter of fiscal 2024, compared to $192 million in the same period last year. In the fourth quarter of fiscal 2024, we recorded a $45 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories compared to a $26 million net increase in expense in the same period last year. We recorded a $53 million legal recovery in the fourth quarter of fiscal 2024. In the fourth quarter of fiscal 2024, we recorded $8 million of restructuring charges in cost of sales compared to $45 million of restructuring charges in cost of sales in the same period last year. In the fourth quarter of fiscal 2024, certain compensation and benefits expenses and charitable contributions decreased compared to the same period last year. In the fourth quarter of fiscal 2024, we recorded $13 million of transaction costs, primarily related to our acquisition of a pet food business in Europe. In addition, we recorded $7 million of net gains related to valuation adjustments on certain corporate investments in the fourth quarter of fiscal 2024, compared to $2 million of net losses related to the sale of certain corporate investments and valuation adjustments in the same period last year.

Unallocated corporate expense totaled $334 million in fiscal 2024, compared to $1,033 million last year. We recorded a $39 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in fiscal 2024, compared to a $292 million net increase in expense last year. In fiscal 2024, certain compensation and benefits expenses and charitable contributions decreased compared to fiscal 2023. We recorded $18 million of net losses related to valuation adjustments and the sale of corporate investments in fiscal 2024, compared to $84 million of net losses in fiscal 2023. In fiscal 2024, we recorded $30 million of net recoveries related to a voluntary recall on certain international Häagen-Dazs ice cream products in fiscal 2023, compared to a $22 million charge in fiscal 2023. We recorded a $53 million legal recovery in fiscal 2024. In fiscal 2024, we recorded $14 million of transaction costs, primarily related to our acquisition of a pet food business in Europe. We recorded $6 million of integration costs primarily related to our acquisition of TNT Crust in fiscal 2023. In addition, we recorded $18 million of restructuring charges and $2 million of restructuring initiative project-related costs in cost of sales in fiscal 2024, compared to $5 million of restructuring charges and $2 million of restructuring initiative project-related costs in cost of sales in fiscal 2023.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Fiscal Year
In Millions, Except per Share Data	May 26, 2024	May 28, 2023	2024	2023	2022
Net earnings attributable to General Mills	$557.5	$614.9	$2,496.6	$2,593.9	$2,707.3

Average number of common shares - basic EPS	566.2	590.8	575.5	594.8	607.5
Incremental share effect from: (a)
Stock options	1.8	3.8	1.8	3.6	2.5
Restricted stock units and performance share units	2.4	3.1	2.2	2.8	2.6

Average number of common shares - diluted EPS	570.4	597.7	579.5	601.2	612.6

Earnings per share — basic	$0.98	$1.04	$4.34	$4.36	$4.46
Earnings per share — diluted	$0.98	$1.03	$4.31	$4.31	$4.42

(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)

The effective tax rate for the fourth quarter of fiscal 2024 was 20.1 percent compared to 19.1 percent for the fourth quarter of fiscal 2023. The 1.0 percentage point increase was primarily due to certain nonrecurring discrete tax benefits in fiscal 2023, partially offset by favorable earnings mix by jurisdiction in fiscal 2024. Our adjusted effective tax rate was 20.0 percent in the fourth quarter of fiscal 2024 compared to 19.1 percent in the same period last year (see Note 7 below for a description of our use of measures not defined by GAAP). The 0.9 percentage point increase was primarily driven by favorable nonrecurring discrete tax benefits in fiscal 2023, partially offset by favorable earnings mix by jurisdiction in fiscal 2024.

The effective tax rate for fiscal 2024 was 19.6 percent compared to 19.5 percent in fiscal 2023. The 0.1 percentage point increase was primarily driven by certain nonrecurring tax benefits in fiscal 2023, partially offset by favorable earnings mix by jurisdiction in fiscal 2024. Our adjusted effective tax rate was 20.1 percent in fiscal 2024, compared to 20.4 percent in fiscal 2023 (see Note 7 below for a description of our use of measures not defined by GAAP). The 0.3 percentage point decrease was primarily due to favorable earnings mix by jurisdiction in fiscal 2024.

(7)

We have included measures in this release that are not defined by GAAP. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Also, certain measures in this release are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-to-year assessment of operating results.

Our fiscal 2025 outlook for organic net sales growth, constant-currency adjusted operating profit, adjusted diluted EPS, and free cash flow conversion are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, restructuring charges, acquisition transaction and integration costs, acquisitions, divestitures, and mark-to-market effects. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and commodity prices or the timing or impact of acquisitions, divestitures, and restructuring actions throughout fiscal 2025. The unavailable information could have a significant impact on our fiscal 2025 GAAP financial results.

For fiscal 2025, we currently expect: foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions) and acquisitions and divestitures completed prior to fiscal 2025 will have no material impact to net sales growth and restructuring charges to be immaterial.

Significant Items Impacting Comparability

Several measures below are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgement, significantly affect the year-to-year assessment of operating results.

The following are descriptions of significant items impacting comparability of our results.

Goodwill and other intangible assets impairments

Non-cash goodwill and other intangible assets impairment charges related to our Latin America reporting unit and our Top Chews, True Chews, and EPIC brand intangible assets in fiscal 2024. Please see Note 3.

Legal recovery

Legal recovery recorded in fiscal 2024. Please see Note 4.

Mark-to-market effects

Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. Please see Note 4.

Restructuring charges (recoveries) and project-related costs

Restructuring charges and project-related costs related to commercial strategy restructuring actions and previously announced restructuring actions in fiscal 2024. Restructuring charges and project-related costs for global supply chain actions, network optimization actions, and previously announced actions in fiscal 2023. Restructuring charges for International restructuring actions and net restructuring recoveries for previously announced restructuring actions in fiscal 2022. Please see Note 3.

Product recall, net

Costs related to the fiscal 2023 voluntary recall of certain international Häagen-Dazs ice cream products, net of recoveries. Please see Note 4.

Investment activity, net

Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2024. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2023. Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2022. Please see Note 4.

Transaction costs

Transaction costs primarily related to the acquisition of a pet food business in Europe in fiscal 2024. Transaction costs primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business in fiscal 2023. Fiscal 2022 transaction costs related primarily to the sale of our interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl, the sale of our European dough businesses, the sale of our Helper main meals and Suddenly Salad side business, and the acquisition of TNT Crust. Please see Note 2.

Acquisition integration costs

Integration costs primarily resulting from the acquisition of TNT Crust in fiscal 2024 and fiscal 2023. Integration costs resulting from the acquisition of Tyson Foods’ pet treats business in fiscal 2022. Please see Note 4.

CPW restructuring charges

CPW restructuring charges related to previously announced restructuring actions.

Divestitures gain, net

Net divestitures gain primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business in fiscal 2023. Divestitures gain related to the sale of our interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl and the sale of our European dough businesses in fiscal 2022. Please see Note 2.

Non-income tax recovery

Recovery related to a Brazil indirect tax item recorded in fiscal 2022.

Tax item

Discrete tax benefit recognized in fiscal 2022 related to a release of a valuation allowance associated with our capital loss carryforwards expected to be used against future divestiture gains.

Organic Net Sales on a 2-year Compound Growth Rate Basis

We believe that this measure provides useful information to investors as it compares our organic net sales growth in fiscal 2024 to performance in fiscal 2022 that preceded historic levels of input cost inflation and net price realization the industry experienced over the past two years.

Organic net sales on a 2-year compound growth rate basis are calculated as follows:

	Reported	Foreign	Acquisitions	Organic
Fiscal Year	Net Sales	Exchange	and Divestitures	Net Sales
Total
Fiscal 2023 vs. Fiscal 2022	6%	(1) pt	(4) pts	10%
Fiscal 2024 vs. Fiscal 2023	(1)%	—	—	(1)%

2-year compound growth	2%			4%

North America Retail
Fiscal 2023 vs. Fiscal 2022	9%	(1) pt	(2) pts	12%
Fiscal 2024 vs. Fiscal 2023	(1)%	—	—	(1)%

2-year compound growth	4%			5%

Pet
Fiscal 2023 vs. Fiscal 2022	9%	—	1 pt	9%
Fiscal 2024 vs. Fiscal 2023	(4)%	—	—	(4)%

2-year compound growth	2%			2%

Note: Tables may not foot due to rounding.

Adjusted Operating Profit and Related Constant-currency Growth Rate

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. The measure is evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended			Fiscal Year
	May 26, 2024	May 28, 2023	Change	2024	2023	Change
Operating profit growth as reported	$779.2	$818.2	(5)%	$3,431.7	$3,433.8	Flat
Goodwill and other intangible assets impairments	103.1	—		220.2	—
Legal recovery	(53.2)	—		(53.2)	—
Mark-to-market effects	(45.0)	25.5		(39.1)	291.9
Restructuring charges	8.3	45.0		38.8	61.0
Product recall, net	0.4	(3.0)		(30.3)	22.5
Investment activity, net	(6.7)	1.9		18.5	84.0
Transaction costs (recoveries)	13.4	(1.6)		14.0	0.4
Project-related costs	0.4	2.4		2.0	2.4
Acquisition integration costs	—	0.9		0.2	5.9
Divestitures gain, net	—	—		—	(444.6)

Adjusted operating profit	$799.8	$889.4	(10)%	$3,602.7	$3,457.3	4%

Foreign currency exchange impact			Flat			Flat

Adjusted operating profit growth on a constant-currency basis			(10)%			4%

Note: Table may not foot due to rounding.

Adjusted Diluted EPS and Related Constant-currency Growth Rate

This measure is used in reporting to our Board of Directors and executive management. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.

The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rate follows:

	Quarter Ended			Fiscal Year
Per Share Data	May 26, 2024	May 28, 2023	Change	2024	2023	Change
Diluted earnings per share, as reported	$0.98	$1.03	(5)%	$4.31	$4.31	Flat
Goodwill and other intangible assets impairments	0.14	—		0.28	—
Legal recovery	(0.07)	—		(0.07)	—
Mark-to-market effects	(0.06)	0.03		(0.05)	0.37
Restructuring charges	0.01	0.06		0.05	0.08
Product recall, net	—	—		(0.04)	0.03
Investment activity, net	(0.01)	—		0.02	0.11
Transaction costs	0.02	—		0.02	—
Acquisition integration costs	—	—		—	0.01
Divestitures gain, net	—	—		—	(0.62)

Adjusted diluted earnings per share	$1.01	$1.12	(10)%	$4.52	$4.30	5%

Foreign currency exchange impact			Flat			Flat

Adjusted diluted earnings per share growth, on a constant-currency basis			(10)%			6%

Note: Table may not foot due to rounding.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year-to-year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	May 26, 2024		May 28, 2023
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,688.3	35.8%	$1,728.2	34.4%
Mark-to-market effects	(45.0)	(1.0)%	25.5	0.5%
Restructuring charges	0.6	—%	2.9	0.1%
Project-related costs	0.4	—%	2.4	—%
Product recall, net	0.3	—%	0.6	—%

Adjusted gross margin	$1,644.5	34.9%	$1,759.6	35.0%

Operating profit as reported	$779.2	16.5%	$818.2	16.3%
Goodwill and other intangible assets impairments	103.1	2.2%	—	—%
Legal recovery	(53.2)	(1.1)%	—	—%
Mark-to-market effects	(45.0)	(1.0)%	25.5	0.5%
Transaction costs (recoveries)	13.4	0.3%	(1.6)	—%
Restructuring charges	8.3	0.2%	45.0	0.9%
Investment activity, net	(6.7)	(0.1)%	1.9	—%
Product recall, net	0.4	—%	(3.0)	(0.1)%
Project-related costs	0.4	—%	2.4	—%
Acquisition integration costs	—	—%	0.9	—%

Adjusted operating profit	$799.8	17.0%	$889.4	17.7%

Net earnings attributable to General Mills as reported	$557.5	11.8%	$614.9	12.2%
Goodwill and other intangible assets impairments, net of tax (b)	79.4	1.7%	—	—%
Legal recovery, net of tax (b)	(40.3)	(0.9)%	—	—%
Mark-to-market effects, net of tax (b)	(34.7)	(0.7)%	19.7	0.4%
Transaction costs (recoveries), net of tax (b)	11.3	0.2%	(1.2)	—%
Restructuring charges, net of tax (b)	6.0	0.1%	36.9	0.7%
Investment activity, net, net of tax (b)	(5.1)	(0.1)%	1.9	—%
Product recall, net, net of tax (b)	0.3	—%	(2.3)	—%
Project-related costs, net of tax (b)	0.3	—%	1.6	—%
Acquisition integration costs, net of tax (b)	—	—%	0.7	—%

Adjusted net earnings attributable to General Mills	$574.7	12.2%	$672.2	13.4%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

	Fiscal Year
In Millions	2024		2023		2022
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$6,932.1	34.9%	$6,545.8	32.6%	$6,402.2	33.7%
Mark-to-market effects	(39.1)	(0.2)%	291.9	1.5%	(133.1)	(0.7)%
Restructuring charges	17.6	0.1%	4.8	—%	3.4	—%
Project-related costs	2.0	—%	2.4	—%	—	—%
Product recall, net	0.2	—%	25.4	0.1%	—	—%
Transaction costs	—	—%	—	—%	0.8	—%
Acquisition integration costs	—	—%	—	—%	0.1	—%

Adjusted gross margin	$6,912.7	34.8%	$6,870.2	34.2%	$6,273.4	33.0%

Operating profit as reported	$3,431.7	17.3%	$3,433.8	17.1%	$3,475.8	18.3%
Goodwill and other intangible assets impairments	220.2	1.1%	—	—%	—	—%
Legal recovery	(53.2)	(0.3)%	—	—%	—	—%
Mark-to-market effects	(39.1)	(0.2)%	291.9	1.5%	(133.1)	(0.7)%
Restructuring charges (recoveries)	38.8	0.2%	61.0	0.3%	(23.2)	(0.1)%
Product recall, net	(30.3)	(0.2)%	22.5	0.1%	—	—%
Investment activity, net	18.5	0.1%	84.0	0.4%	14.7	0.1%
Transaction costs	14.0	0.1%	0.4	—%	72.8	0.4%
Project-related costs	2.0	—%	2.4	—%	—	—%
Acquisition integration costs	0.2	—%	5.9	—%	22.4	0.1%
Divestitures gain, net	—	—%	(444.6)	(2.2)%	(194.1)	(1.0)%
Non-income tax recovery	—	—%	—	—%	(22.0)	(0.1)%

Adjusted operating profit	$3,602.7	18.1%	$3,457.3	17.2%	$3,213.3	16.9%

Net earnings attributable to General Mills as reported	$2,496.6	12.6%	$2,593.9	12.9%	$2,707.3	14.3%
Goodwill and other intangible assets impairments, net of tax (b)	161.8	0.8%	—	—%	—	—%
Legal recovery, net of tax (b)	(40.3)	(0.2)%	—	—%	—	—%
Mark-to-market effects, net of tax (b)	(30.1)	(0.2)%	224.8	1.1%	(102.5)	(0.5)%
Restructuring charges (recoveries), net of tax (b)	28.4	0.1%	48.4	0.2%	(16.7)	(0.1)%
Product recall, net, net of tax (b)	(23.3)	(0.1)%	17.3	0.1%	—	—%
Investment activity, net, net of tax (b)	12.6	0.1%	66.0	0.3%	6.2	—%
Transaction costs, net of tax (b)	11.9	0.1%	0.2	—%	55.7	0.3%
CPW restructuring charges (recoveries), net of tax	2.0	—%	1.0	—%	(0.9)	—%
Project-related costs, net of tax (b)	1.3	—%	1.6	—%	—	—%
Acquisition integration costs, net of tax (b)	0.2	—%	4.6	—%	17.2	0.1%
Divestitures gain, net, net of tax (b)	—	—%	(371.4)	(1.8)%	(189.0)	(1.0)%
Tax items	—	—%	—	—%	(50.7)	(0.3)%
Non-income tax recovery, net of tax (b)	—	—%	—	—%	(14.5)	(0.1)%

Adjusted net earnings attributable to General Mills	$2,621.1	13.2%	$2,586.4	12.9%	$2,412.2	12.7%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended May 26, 2024
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant- Currency Basis
North America Retail	(14)%	Flat	(14)%
International	(66)%	1 pt	(68)%
Pet	8%	Flat	8%
North America Foodservice	9%	Flat	9%

Total segment operating profit	(13)%	Flat	(13)%

	Fiscal Year Ended May 26, 2024
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant- Currency Basis
North America Retail	(3)%	Flat	(3)%
International	(23)%	(3) pts	(20)%
Pet	9%	Flat	9%
North America Foodservice	9%	Flat	9%

Total segment operating profit	(2)%	Flat	(2)%

Note: Tables may not foot due to rounding.

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended
	May 26, 2024		May 28, 2023
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$676.6	$136.0	$737.4	$140.7
Goodwill and other intangible assets impairments	103.1	23.7	—	—
Legal recovery	(53.2)	(12.9)	—	—
Mark-to-market effects	(45.0)	(10.4)	25.5	5.8
Transaction costs (recoveries)	13.4	2.1	(1.6)	(0.4)
Restructuring charges	8.3	2.4	45.0	8.1
Investment activity, net	(6.7)	(1.5)	1.9	—
Product recall, net	0.4	0.1	(3.0)	(0.7)
Project-related costs	0.4	0.2	2.4	0.8
Acquisition integration costs	—	—	0.9	0.2

As adjusted	$697.3	$139.5	$808.6	$154.5

Effective tax rate:
As reported		20.1%		19.1%
As adjusted		20.0%		19.1%

Sum of adjustments to income taxes		$3.5		$13.9

Average number of common shares - diluted EPS		570.4		597.7

Impact of income tax adjustments on adjusted diluted EPS		$(0.01)		$(0.02)

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.

	Fiscal Year Ended
	May 26, 2024		May 28, 2023		May 29, 2022
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$3,028.3	$594.5	$3,140.5	$612.2	$3,209.6	$586.3
Goodwill and other intangible assets impairments	220.2	58.4	—	—	—	—
Legal recovery	(53.2)	(12.9)	—	—	—	—
Mark-to-market effects	(39.1)	(9.0)	291.9	67.1	(133.1)	(30.6)
Restructuring charges (recoveries)	38.8	10.4	61.0	12.6	(23.2)	(6.4)
Product recall, net	(30.3)	(7.0)	22.5	5.2	—	—
Investment activity, net	18.5	5.9	84.0	18.0	14.7	8.5
Transaction costs	14.0	2.1	0.4	0.2	72.8	16.4
Project-related costs	2.0	0.7	2.4	0.8	—	—
Acquisition integration costs	0.2	0.1	5.9	1.3	22.4	5.1
Divestitures gain, net	—	—	(444.6)	(73.2)	(194.1)	(5.1)
Non-income tax recovery	—	—	—	—	(22.0)	(7.5)
Tax item	—	—	—	—	—	50.7

As adjusted	$3,199.4	$643.1	$3,164.0	$644.1	$2,947.1	$617.4

Effective tax rate:
As reported		19.6%		19.5%		18.3%
As adjusted		20.1%		20.4%		20.9%

Sum of adjustments to income taxes		$48.6		$32.0		$31.1

Average number of common shares - diluted EPS		579.5		601.2		612.6

Impact of income tax adjustments on adjusted diluted EPS		$(0.08)		$(0.05)		$(0.05)

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.

Free Cash Flow Conversion Rate

We believe this measure provides useful information to investors because it is important for assessing our efficiency in converting earnings to cash and returning cash to shareholders. The calculation of free cash flow conversion rate and net cash provided by operating activities conversion rate, its equivalent GAAP measure, follows:

In Millions	Fiscal 2024
Net earnings, including earnings attributable to redeemable and noncontrolling interests, as reported	$2,518.6

Goodwill and other intangible assets impairments, net of tax	161.8
Legal recovery, net of tax	(40.3)
Mark-to-market effects, net of tax	(30.1)
Restructuring charges, net of tax	28.4
Product recall, net, net of tax	(23.4)
Investment activity, net, net of tax	12.6
Transaction costs, net of tax	11.9
CPW restructuring charges, net of tax	2.0
Project-related costs, net of tax	1.3
Acquisition integration costs, net of tax	0.2
Divestitures gain, net, net of tax	—

Adjusted net earnings, including earnings attributable to redeemable and noncontrolling interests	$2,643.0

Net cash provided by operating activities	3,302.6
Purchases of land, buildings, and equipment	(774.1)

Free cash flow	$2,528.5

Net cash provided by operating activities conversion rate	131%

Free cash flow conversion rate	96%